EXHIBIT 10.1

BLUE NILE, INC.
PERFORMANCE BONUS PLAN
EXECUTIVE CASH BONUS PLAN FOR FISCAL YEAR 2014

Purpose:
Blue Nile, Inc. (“Blue Nile” or the “Company”) has designed this Executive Cash Bonus Plan for Fiscal Year 2014 (the “Bonus Plan”) for designated executive officers. The Bonus Plan is designed to motivate these executives to achieve the Company’s objectives by rewarding the executives with cash payments upon the achievement of the Company’s objectives for fiscal year 2014.

Subject to Performance Bonus Plan:
This Bonus Plan operates under, and is subject to the terms of, the Blue Nile, Inc. Performance Bonus Plan. The Performance Bonus Plan was approved by Blue Nile’s Board of Directors and Blue Nile’s stockholders. Any capitalized terms not defined in this Bonus Plan have the meaning set forth in the Performance Bonus Plan.

Performance Period:
The Performance Period for this Bonus Plan is the Company’s 2014 fiscal year - that is, December 30, 2013 through January 4, 2015.

Eligibility:
On the Target Determination Date, the Committee will designate which executive officers and other key employees will be Participants. In order to earn any Bonus Award under the Bonus Plan, a designated executive must remain employed throughout the entire Performance Period. If the executive’s employment terminates before the end of the Performance Period, the executive will not be eligible to earn or be paid any Bonus Award, except as provided in an applicable severance plan or in an individual agreement with an executive and only to the extent such right does not disqualify such Bonus Award (or any other Bonus Award under this Bonus Plan) as Performance-Based Compensation. If an executive is on a leave of absence for a portion of the Performance Period, the executive will be eligible for a Bonus Award based on the actual salary he or she earned from the Company during the Performance Period for active service (that is, exclusive of any salary replacement benefits paid during the leave via insurance or otherwise).
The Section 162(m) Performance Goal:
The “Section 162(m) Performance Goal” used to determine the Maximum Award that may be earned by the Participant for the Performance Period is Revenue. On the Target Determination Date, the Committee will establish the level of achievement of revenue that will result in the crediting to the Participant of the Maximum Award. “Revenue” is defined as the net revenue reported in the Company’s 2014 Form 10-K. If the Company does not achieve this level of revenue during the Performance Period, no Bonus Award will be earned or paid to any Participant under this Bonus Plan for the Performance Period.

Maximum Award:
On the Target Determination Date, the Committee will establish each the bonus percentage necessary to determine each Participant’s Maximum Award. A Participant’s “Maximum Award” is the lesser of (i) 200% of his or her Target Award and (ii) $3,000,000.

Target Award:
The “Target Award” equals the product of: (a) the actual base salary earned by the Participant in the Performance Period and (b) a bonus percentage between 0% and 100% designated by the Committee on the Target Determination Date. A Participant’s bonus percentage may not be increased during the Performance Period. If the Participant’s bonus percentage is decreased or salary amount is changed during the Performance Period, the Participant’s Target Award will be calculated based on the applicable bonus percentage in place at the time the Participant earned the applicable salary amount.
Determination of Actual Award - Payout Formula:

On the Payout Determination Date, the Committee will determine whether the Company has achieved the Section 162(m) Performance Goal. If the Company has achieved the Section 162(m) Performance Goal, each Participant will be credited with a Maximum Award. The Committee will then exercise negative discretion in respect of the Maximum Award in order to determine the actual award earned by that executive for the Performance Period (the “Actual Award”), with such negative discretion based on: (i) achievement against additional revenue goals selected by the Committee, as reflected by the calculation of the Revenue Result (described below), (ii) achievement against adjusted EBITDA goals selected by the Committee, as reflected by the calculation of the adjusted EBITDA Result (as described below), (iii) achievement against any individual performance goals selected by the Committee, as reflected by the calculation of the Individual Result (described below), and (iii) any other factors selected by the Committee in its sole discretion.

Specifically, the Actual Award is determined as follows:

1.	The product of (i) the Revenue Result, (ii) 50%, and (iii) the Target Award is the “Financial Award.”

2.	The product of (i) the EBITDA Result, (ii), 30%, and (iii) the Target Award is the “EBITDA Award.”

3.	The product of (i) the Individual Result, (ii), 20%, and (iii) the Target Award is the “Individual Award.”

4.
The sum of (i) the Financial Award, (ii) EBITDA Award, and (iii) the Individual Award, and subject to any other factors selected by the Compensation Committee in its sole discretion, is the Actual Award, and the Maximum Award is reduced by the difference between the Actual Award and the Maximum Award.

To determine the “Revenue Result,” EBITDA Result, and “Individual Result” the Compensation will determine a percentage, between 0% and 200%, based on the achievement during the Performance Period of the goals selected by the Committee for the Performance Period.

Administration:
Actual Awards will generally be paid within 60 days after the close of the Performance Period, but in all cases will be paid not later than March 15 of the year following the year in which they were earned, in compliance with the short term deferral exception from Section 409A of the Internal Revenue Code of 1986, as amended. The Company will withhold from any payments under the Bonus Plan and from any other amounts payable to a Participant by the Company any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of a Bonus Award.
Participation in the Bonus Plan is at the discretion of the Committee. Designation as a Participant does not change the at-will nature of employment with the Company.
Except as otherwise provided in the Performance Bonus Plan, the Committee will have full power and authority to construe, interpret, and administer the Bonus Plan, including the power to amend or terminate the Bonus Plan at any time, without the consent of any adversely affected Participant. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it determines to be necessary or appropriate for the administration of, or the performance of its responsibilities under, the Bonus Plan. Any decision by the Committee that is not inconsistent with the provisions of the Performance Bonus Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.